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                                                                     EXHIBIT 4.3


                               CERTIFICATE OF TRUST

                                       OF

                               R&G CAPITAL TRUST III

     This Certificate of Trust is being executed as of July 22, 2003 for the purposes of organizing a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. Sections 3801 et seq. (the "Act").

     The undersigned hereby certifies as follows:

1. Name. The name of the statutory trust formed hereby is "R&G Capital Trust III" (the "Trust").

2. Delaware Trustee. The name and business address of the Delaware trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

          Wilmington Trust Company
          Rodney Square North
          1100 North Market Street
          Wilmington, DE 19890-0001
          Attn: Corporate Trust Administration

3. Effective. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned being all of the trustees of the Trust, have duly executed this Certificate of Trust as of the day and year first above written in accordance with Section 3811(a) of the Act.

WILMINGTON TRUST COMPANY, AS
 DELAWARE TRUSTEE

By:  /s/ Kathleen A. Pedelini
     ------------------------
     Name: Kathleen A. Pedelini
     Title: Financial Services Officer

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ADMINISTRATIVE TRUSTEE

/s/ Victor J. Galan
-------------------
Victor J. Galan,
as Administrative Trustee


ADMINISTRATIVE TRUSTEE

/s/ Joseph R. Sandoval
----------------------
Joseph R. Sandoval,
as Administrative Trustee